OMB APPROVAL
                                    OMB NUMBER                         3235-0104
                                    EXPIRES:                  SEPTEMBER 30, 1998
                                    ESTIMATED AVERAGE BURDEN
                                    HOURS PER RESPONSE.......................0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 3
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   Braithwaite, Garlan
   6905 N.W. 25th Street
   Miami, Florida 33122

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2. Date of Event Requiring Statement

   February 2, 1999

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3. IRS or Social Security Number of Reporting Person


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4. Issuer Name and Ticker or Trading Symbol

   Aviation Sales Company "AVS"

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5. Relationship of Reporting Person to Issuer

/ / Director
/X/ Officer--Vice President - Finance
/ / 10% Owner
/ / Other

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6. If Amendment, Date of Original

   N/A

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7. Individual or Joint/Group Filing

   /X/ Form filed by One Reporting Person
   / / Form filed by More than One Reporting Person

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
---------------------------------------------------------------------------------------------------
             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

                                                     3. Ownership Form:
                         2. Amount of Securities        Direct (D) or       4. Nature of Indirect
1. Title of Security        Beneficially Owned          Indirect (I)           Beneficial Ownership
--------------------     -----------------------     ------------------     -----------------------
Common Stock,                   500                   I                       By BTI Holdings, Inc.
par value $.001 per share
---------------------------------------------------------------------------------------------------


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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

                                                  3. Title and Amount of Securities
                       2. Date Exercisable and       Underlying Derivative Security
                          Expiration Date         ---------------------------------                                    6. Nature of
1. Title of            ------------------------                          Amount or   4. Conversion                        Indirect
   Derivative          Date          Expiration                          Number of      or Exercise     5. Ownership      Beneficial
   Security            Exercisable   Date         Title                  Shares         Price of           Form of        Ownership
--------------------   -----------   ----------   --------------------   ---------   --------------     ------------   -------------
Stock Options          Immed.        12/17/07     Common Stock,          15,429           31.84              D
                                                  par value $.001
                                                  per share

Stock Options          (1)           9/22/08      Common Stock,           5,000           27.63              D
                                                  par value $.001
                                                  per share

Stock Options          (1)           9/22/08      Common Stock,          10,000           27.63              D
                                                  par value $.001
                                                  per share
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Options are exercisable in three equal annual installments with the first installment commencing on 9/22/98.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                   /S/ GARLAN BRAITHWAITE                          4/29/99
                   --------------------------------------    ------------------
                   **Signature of Reporting Person                   Date